EXHIBIT 99.1

American River Bankshares Earnings Per Share Increased by 30% in 2016

SACRAMENTO, Calif., July 21, 2016 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.3 million, or $0.19 per diluted share for the second quarter of 2016 compared to $1.4 million, or $0.18 per diluted share for the second quarter of 2015.  For the six months ended June 30, 2016, net income was $2.7 million or $0.39 per diluted share, compared to $2.3 million or $0.30 per diluted share for the six months ended June 30, 2015.

“Second quarter highlights include a $12.9 million, or 18.0% annualized, increase in loans and a year-to-date increase in earnings per share of 30%,” said David Taber, President and CEO of American River Bankshares.  “The increase in EPS is a direct result of the increase in net income and the successful stock repurchase programs including the acquisition of another 5% of the Company’s outstanding shares during the quarter.”

Financial Highlights

  Net loans increased $12.9 million (4%) and core deposits increased $3 million (1%) during the second quarter of 2016.
  The second quarter 2016 net interest margin was 3.64%, compared to 3.69% for the second quarter of 2015.  For the six months ended June 30, 2016, the net interest margin was 3.64%, compared to 3.58% for the six months ended June 30, 2015.
  Net interest income was $5.0 million in the second quarter 2016, unchanged from the second quarter of 2015.  For the six months ended June 30, 2016, net interest income was $10.1 million, compared to $9.7 million for the six months ended June 30, 2015.
  The allowance for loan and lease losses was $5.1 million (1.65% of total loans and leases) at June 30, 2016, compared to $5.4 million (1.91% of total loans and leases) at June 30, 2015.  The allowance for loan and lease losses to nonperforming loans and leases was 486.4% at June 30, 2016, compared to 218.4% at June 30, 2015.
  Shareholders’ equity was $83.6 million at June 30, 2016 compared to $85.3 million at March 31, 2016 and $88.2 million at June 30, 2015.  Tangible book value per share was $10.10 at June 30, 2016 compared to $9.86 at March 31, 2016 and $9.30 at June 30, 2015.  Book value per share was $12.56 per share at June 30, 2016 compared to $12.20 per share at March 31, 2016 and $11.41 at June 30, 2015.
  On April 21, 2016, the Company announced its second 5% Stock Repurchase Program for 2016.  During the second quarter of 2016, the Company successfully acquired 5% of its outstanding common shares, a total of 349,715 shares, at an average price of $10.29 per share.  During 2016, the Company has repurchased 716,897 shares of its common stock under the 2016 Stock Repurchase Program, also at an average price of $10.29 per share.
  The Company continues to maintain strong capital ratios.  At June 30, 2016 the Leverage ratio was 10.4% compared to 10.6% at March 31, 2016 and 11.5% at June 30, 2015; the Tier 1 Risk-Based Capital ratio was 18.0% compared to 18.9% at March 31, 2016 and 20.0% at June 30, 2015; and the Total Risk-Based Capital ratio was 19.2% compared to 20.2% at March 31, 2016 and 21.3% at June 30, 2015.

Northern California Economic Update, June 30, 2016

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Overall, 2015 commercial real estate results as well as employment trends have been mostly positive and that trend continues into 2016.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing first quarter 2015 to first quarter 2016, commercial real estate vacancies have improved in all segments.  Office vacancy decreased from 14.0% to 13.0%, retail vacancy decreased from 11.2% to 10.2%, and industrial vacancy decreased from 10.4% to 9.8%.  In Sonoma County, for the same period (first quarter 2015 compared to first quarter 2016), commercial real estate vacancies have improved in all segments as well.  Office vacancy decreased from 17.5% to 15.6%, retail vacancy decreased slightly from 4.0 % to 3.8%, and industrial vacancy decreased from 7.1% to 5.6%.

The Greater Sacramento Area reported positive absorption each quarter over the past 3 years in all segments (office, retail, and industrial).  However, in the first quarter of 2016 absorption was negative for both office and retail.  This change was primarily the result of two large office building vacancies, and one major retailer closing its doors.   Sonoma County has also reported (when data is available) positive absorption each quarter over the past 3 years for all segments, and continues to do so as of first quarter 2016.

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the last two years through the end of the first quarter 2016 with lease rates ranging from the following: office: $1.66/SF to $1.77/SF; retail: $1.33/SF to $1.40/SF and industrial: $0.35/SF to $0.46/SF.   As of first quarter 2016, lease rates per square foot were $1.77 for office, $1.33 for retail, and $0.46 for industrial.   As a proxy for Sonoma County, gross lease rates in the City of Santa Rosa for the past two years through the end of the fourth quarter of 2015 have shown some fluctuation in office and industrial segments and decreased in the retail segment.  The lease rates during the two year period ranged from: office: $1.47/SF to $1.88/SF, retail: $0.90/SF to $1.52/SF, and industrial: $0.66/SF to $0.95/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily over the past few years and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and decreased further to 4.7% as of May 2016.  California unemployment was 9.6% at December 31, 2012, 8.2% at December 31, 2013, 6.9% at December 31, 2014, and 5.9% at December 31, 2015.  As of May 2016, the rate decreased to 5.2%.  The number of employed Californians continues to increase. There were 17.1 million employed at the end of 2013, 17.6 million employed at the end of 2014, and 17.9 million employed at the end of 2015.  The State added another 203,000 jobs during the first six months of 2016.

At December 31, 2014, all three of our markets reported lower unemployment rates than at year end 2013.  This trend continued into 2015 and at December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  As of May 31, 2016, these figures were 4.7% and 3.5%, respectively, both below State unemployment figures.  Over the same period, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.3% at December 31, 2015, and at May 31, 2016 has decreased to 5.3%.

Job growth was positive in all of our markets in 2014, 2015, and as of May 31, 2016.  Compared to December 2014, job growth was 1.06%, 2.13% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively, at December 31, 2015.  As of May 31, 2016, job growth was 0.16%, .72% and 1.67% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $625.8 million at June 30, 2016, compared to $634.6 million at December 31, 2015, and $616.9 million at June 30, 2015.

Net loans totaled $305.1 million at June 30, 2016, an increase from $289.1 million at December 31, 2015 and $275.4 million at June 30, 2015.  The loan portfolio at June 30, 2016 included: real estate loans of $269.1 million (86% of the portfolio), commercial loans of $36.2 million (11% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $5.2 million (3% of the portfolio).  The real estate loan portfolio at June 30, 2016 includes: owner-occupied commercial real estate loans of $78.8 million (29% of the real estate portfolio), investor commercial real estate loans of $124.6 million (46% of the real estate portfolio), construction and land development loans of $13.8 million (5% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $51.9 million (20% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans and leases, other real estate owned (“OREO”), and other assets.  Nonperforming loans includes all loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because these loans are well-secured and in the process of collection.  Nonperforming loans decreased $1.4 million (56.0%) from $2.5 million at June 30, 2015 to $1.1 million at June 30, 2016.  Nonperforming loans decreased $500,000 (31.3%) from $1.6 million at December 31, 2015.  NPAs declined to $2.8 million at June 30, 2016 from $6.1 million at December 31, 2015 and from $7.1 million at June 30, 2015.  The NPAs to total assets ratio stood at 0.45% at the end of June 2016, down from 0.96% at December 2015 and 1.15% one year ago.

At June 30, 2016, the Company had two OREO properties totaling $896,000.  This compares to three OREO properties totaling $3.6 million at December 31, 2015 and four OREO properties totaling $3.8 million at June 30, 2015.  During the second quarter of 2016, the Company did not add or sell any property.  There was no OREO valuation allowance recorded at June 30, 2016, December 31, 2015, or June 30, 2015.

Loans measured for impairment were $20.8 million at the end of June 2016, a decrease compared to $21.4 million at December 31, 2015, and $23.8 million a year ago.  Specific reserves of $904,000 were held on the impaired loans at June 30, 2016, compared to $899,000 at December 31, 2015 and $1,453,000 at June 30, 2015.  There was no provision for loan and lease losses for the second quarters of 2016 and 2015.  The Company had net recoveries of $50,000 in the second quarter of 2016 compared to net recoveries of $51,000 in the second quarter of 2015.  For the first six months of 2016, the Company had net recoveries of $157,000 compared to net recoveries of $58,000 in the first six months of 2015.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $255.0 million at June 30, 2016, down 7.1% from $274.4 million at December 31, 2015 and 7.9% from $277.0 million at June 30, 2015.  At June 30, 2016, the investment portfolio was comprised of 90% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 1% corporate bonds.

At June 30, 2016, total deposits were $525.9 million, compared to $530.7 million at December 31, 2015 and $512.0 million one year ago.  Core deposits increased 4.5% to $443.3 million at June 30, 2016 from $424.3 million at June 30, 2015 and decreased 0.6% from $446.1 million at December 31, 2015.  The Company considers all deposits except time deposits as core deposits.

At June 30, 2016, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 24% and time certificates were 16% of total deposits.  At June 30, 2015, noninterest-bearing demand deposits accounted for 34% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 26% and time certificates were 17% of total deposits.

Shareholders’ equity decreased to $83.6 million at June 30, 2016 compared to $86.1 million at December 31, 2015 and from $88.2 million at June 30, 2015.  The $2.5 million (2.9%) decrease in equity from December 31, 2015 was due primarily to a decrease in common stock of $7.3 million related to repurchases made under the 2016 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $2.7 million due to the net income for the year and a $2.1 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities.  In 2016, the Company repurchased 716,897 shares of its common stock at an average price of $10.29 per share.

Net Interest Income

The net interest income during the second quarters of 2016 and 2015 remained consistent at $5.0 million and for the six months ended June 30, 2016, net interest income increased 4.1% to $10.1 million from $9.7 million for the six months ended June 30, 2015.  The net interest margin as a percentage of average earning assets was 3.64% in the second quarter of 2016, compared to 3.63% in the first quarter of 2016 and 3.69% in the second quarter of 2015.  For the six months ended June 30, 2016, the net interest margin was 3.64% compared to 3.58% for the six months ended June 30, 2015.  Interest income for the second quarter of 2016 decreased 1.9% to $5.2 million from $5.3 million for the second quarter of 2015 and for the six months ended June 30, 2016, interest income increased 2.9% to $10.5 million from $10.2 million for the six months ended June 30, 2015.  Interest expense for the second quarter of 2016 decreased 9.4% to $221,000 from $244,000 for the second quarter of 2015 and for the six months ended June 30, 2016 decreased 7.5% to $455,000 from $492,000 for the six months ended June 30, 2015.

The average tax equivalent yield on earning assets decreased from 3.87% in the second quarter of 2015 to 3.80% for the second quarter of 2016 and for the six months ended June 30, 2016 increased to 3.80% from 3.75% for the six months ended June 30, 2015.  The decrease in yield on earning assets from the second quarter of 2015 to the second quarter of 2016 results from a special one-time cash dividend received in June of 2015 from the Federal Home Loan Bank of San Francisco in the amount of $136,000, which was recorded as income on investments.  This one-time dividend resulted in an increase in the yield on earning assets of 0.10%, which would have been 3.77% if the dividend was excluded.  Without the cash dividend the yield on earning asset would have increased from 3.77% in the second quarter of 2015 to 3.80% in the second quarter of 2016.  The increase in yields can be attributed to a change in the mix with higher earning average loans increasing and lower earning average investments decreasing.  Average loan balances increased from $269,798,000 in the first six months of 2015 to $297,764,000 during the first six months of 2016 while average investment balances decreased from $285,699,000 during the first six months of 2015 to $269,828,000 during the first six months of 2016.

The average balance of earning assets increased $6.9 million (1.2%) from $558.9 million in the second quarter of 2015 to $565.8 million in the second quarter of 2016 and for the six months ended June 30, 2016, increased $12.1 million (2.2%) to $568.6 million from $556.5 million for the six months ended June 30, 2015.

The average cost of funds decreased from 0.28% in the second quarter of 2015 and the first six months of 2015 to 0.26% in the second quarter of 2016 and the first six months of 2016.  Average deposits increased $15.2 million (3.0%) from $506.6 million during the second quarter of 2015 to $521.8 million during the second quarter of 2016 and $15.0 million (3.0%) from $505.1 million from the first half of 2015 to $520.1 million to the first half of 2016.  Average borrowings decreased from $14.5 million during the second quarter of 2015 to $14.3 million during the second quarter of 2016 and increased from $12.8 million from the first half of 2015 to $19.3 million to the first half of 2016.

Noninterest Income and Expense

Noninterest income for the second quarter of 2016 was $363,000, down from $507,000 in the second quarter of 2015 and was consistent for the six months ended June 30, 2016 and 2015, at $1.1 million.   On a quarter over quarter basis, the decrease in noninterest income was predominately related to a decrease in income from OREO properties from $90,000 in the second quarter of 2015 to zero in 2016 and a decrease in gain on sale of securities from $51,000 in 2015 to a loss of $1,000 in 2016.  The decrease in OREO income results from the sale of an income producing OREO property in March 2016.  On a year over year basis, the steadiness in noninterest income was primarily due to an increase in the gain on sale of securities partially offset by a decrease in rental income from OREO properties.  Gain on sale of securities was $281,000 in the first half of 2016 compared to $218,000 for the first half of 2015 and rental income from OREO properties was $161,000 in 2015 compared to $106,000 in 2016.  The increase in gain on sale of securities was a result of the Bank managing its portfolio in a volatile rate environment.

Noninterest expense remained consistent at $3.4 million for the second quarters of 2016 and 2015 and for the six months ended June 30, 2016 and 2015, remained consistent at $7.2 million.  While there were many fluctuations in expense related items between the second quarters of 2015 and 2016, two areas of note would be an increase in salaries and benefits of $56,000 and a decrease in OREO expense of $35,000.  On a year over year basis, OREO related expense increased $158,000 and salaries and benefits decreased by $54,000.  In addition, the Company also experienced a decrease in operating losses of $48,000 from 2015 to 2016.

The fully taxable equivalent efficiency ratio for the second quarter of 2016 increased to 62.3% from 60.5% for the second quarter of 2015 and for the six months ended June 30, 2016, decreased to 63.2% from 66.0% for the six months ended June 30, 2015.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2016 decreased by $93,000 from $745,000 in the second quarter of 2015 to $652,000 in the second quarter of 2016 and increased from $1.2 million in the first six months of 2015 to $1.3 million in the first half of 2016.  The higher provision for taxes in the first six months of 2016 compared to the first six months of 2015 resulted from an increase in taxable income partially offset by the increase in tax benefits related to tax exempt loan interest.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 21, 2016 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 7773553#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2015, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30	December 31,	June 30
ASSETS	2016	2015	2015
Cash and due from banks	$22,671	$23,727	$18,009
Interest-bearing deposits in banks	999	750	1,000
Investment securities	255,023	274,442	276,951
Loans & leases:
Real estate	269,119	251,818	241,216
Commercial	36,193	36,195	32,034
Lease financing	534	732	981
Other	4,621	5,553	6,739
Deferred loan and lease origination fees, net	(247)	(221)	(258)
Allowance for loan and lease losses	(5,132)	(4,975)	(5,359)
Loans and leases, net	305,088	289,102	275,353
Bank premises and equipment, net	1,305	1,407	1,461
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,779	3,779
Other real estate owned, net	896	3,551	3,781
Accrued interest receivable and other assets	19,729	21,561	20,235
	$625,811	$634,640	$616,890

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$195,903	$190,548	$173,324
Interest checking	59,686	61,324	61,353
Money market	127,864	135,186	132,551
Savings	59,881	59,061	57,120
Time deposits	82,599	84,571	87,635
Total deposits	525,933	530,690	511,983
Short-term borrowings	5,000	3,500	3,500
Long-term borrowings	6,000	7,500	7,500
Accrued interest and other liabilities	5,312	6,875	5,716
Total liabilities	542,245	548,565	528,699

SHAREHOLDERS' EQUITY
Common stock	$42,311	$49,554	$53,307
Retained earnings	37,094	34,418	31,492
Accumulated other comprehensive income	4,161	2,103	3,392
Total shareholders' equity	83,566	86,075	88,191
	$625,811	$634,640	$616,890

Ratios:
Nonperforming loans and leases to total loans and leases	0.34%	0.56%	0.87%
Net (recoveries) charge-offs to average loans and leases (annualized)	-0.11%	0.12%	-0.04%
Allowance for loan and lease losses to total loans and leases	1.65%	1.69%	1.91%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.46%	11.04%	11.58%
Common Equity Tier 1 Risk-Based Capital	17.69%	19.07%	19.78%
Tier 1 Risk-Based Capital Ratio	17.69%	19.07%	19.78%
Total Risk-Based Capital Ratio	18.95%	20.32%	21.03%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.41%	10.97%	11.51%
Tier 1 Risk-Based Capital Ratio	17.96%	19.34%	20.01%
Total Risk-Based Capital Ratio	19.21%	20.59%	21.26%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2016	2015	Change	2016	2015	Change
Interest income	$5,229	$5,283	(1.0)%	$10,505	$10,185	3.1%
Interest expense	221	244	(9.4)%	455	492	(7.5)%
Net interest income	5,008	5,039	(0.6)%	10,050	9,693	3.7%
Provision for loan and lease losses	-	-	-%	-	-	-%
Noninterest income:
Service charges on deposit accounts	128	127	0.8%	257	244	5.3%
(Loss) gain on sale or impairment of securities	(1)	51	(102.0)%	281	218	28.9%
Rental income from other real estate owned	-	90	(100.0)%	106	161	(34.2)%
Other noninterest income	236	239	(1.3)%	473	469	0.9%
Total noninterest income	363	507	(28.4)%	1,117	1,092	2.3%
Noninterest expense:
Salaries and employee benefits	2,101	2,045	2.7%	4,261	4,315	(1.3)%
Occupancy	292	301	(3.0)%	590	594	(0.7)%
Furniture and equipment	163	179	(8.9)%	328	356	(7.9)%
Federal Deposit Insurance Corporation assessments	76	76	-%	156	156	-%
Expenses related to other real estate owned	20	55	(63.6)%	360	202	78.2%
Other expense	763	759	0.5%	1,511	1,605	(5.9)%
Total noninterest expense	3,415	3,415	-%	7,206	7,228	(0.3)%
Income before provision for income taxes	1,956	2,131	(8.2)%	3,961	3,557	11.4%
Provision for income taxes	652	745	(12.5)%	1,285	1,215	5.8%
Net income	$1,304	$1,386	(5.9)%	$2,676	$2,342	14.3%

Basic earnings per share	$0.19	$0.18	5.6%	$0.39	$0.30	30.0%
Diluted earnings per share	$0.19	$0.18	5.6%	$0.39	$0.30	30.0%

Net interest margin as a percentage of
average earning assets	3.64%	3.69%		3.64%	3.58%

Average diluted shares outstanding	6,746,099	7,674,711		6,933,435	7,754,319

Operating Ratios:
Return on average assets	0.84%	0.90%		0.85%	0.77%
Return on average equity	6.29%	6.31%		6.37%	5.36%
Return on average tangible equity	7.83%	7.75%		7.89%	6.57%
Efficiency ratio (fully taxable equivalent)	62.26%	60.45%		63.20%	65.95%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2016	2015	2015	2015
Interest income	$5,229	$5,276	$5,325	$5,458	$5,283
Interest expense	221	234	229	240	244
Net interest income	5,008	5,042	5,096	5,218	5,039
Provision for loan and lease losses	-	-	-	-	-
Noninterest income:
Service charges on deposit accounts	128	129	122	132	127
(Loss) gain on sale or impairment of securities	(1)	282	-	33	51
Rental income from other real estate owned	-	106	87	87	90
Other noninterest income	236	237	224	238	239
Total noninterest income	363	754	433	490	507
Noninterest expense:
Salaries and employee benefits	2,101	2,160	2,028	2,185	2,045
Occupancy	292	298	295	294	301
Furniture and equipment	163	165	163	171	179
Federal Deposit Insurance Corporation assessments	76	80	85	83	76
Expenses related to other real estate owned	20	340	62	58	55
Other expense	763	748	787	641	759
Total noninterest expense	3,415	3,791	3,420	3,432	3,415
Income before provision for income taxes	1,956	2,005	2,109	2,276	2,131
Provision for income taxes	652	633	652	807	745
Net income	$1,304	$1,372	$1,457	$1,469	$1,386

Basic earnings per share	$0.19	$0.19	$0.20	$0.20	$0.18
Diluted earnings per share	$0.19	$0.19	$0.20	$0.20	$0.18

Net interest margin as a percentage of
average earning assets	3.64%	3.63%	3.63%	3.72%	3.69%

Average diluted shares outstanding	6,746,099	7,130,444	7,315,109	7,501,459	7,674,711
Shares outstanding-end of period	6,655,980	6,994,300	7,343,649	7,343,649	7,730,157

Operating Ratios (annualized):
Return on average assets	0.84%	0.87%	0.91%	0.92%	0.90%
Return on average equity	6.29%	6.44%	6.71%	6.71%	6.31%
Return on average tangible equity	7.83%	7.95%	8.28%	8.27%	7.75%
Efficiency ratio (fully taxable equivalent)	62.26%	64.07%	60.72%	59.14%	60.45%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2016			2015
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$283,373	$3,445	4.89%	$267,888	$3,339	5.00%
Tax-exempt loans and leases	17,050	232	5.47%	9,083	123	5.43%
Taxable investment securities	240,997	1,441	2.40%	254,676	1,657	2.61%
Tax-exempt investment securities	23,336	215	3.71%	26,202	255	3.90%
Corporate stock	76	8	42.34%	74	11	59.62%
Interest-bearing deposits in banks	999	2	0.81%	978	1	0.41%
Total earning assets	565,831	5,343	3.80%	558,901	5,386	3.87%
Cash & due from banks	28,070			22,221
Other assets	36,849			39,715
Allowance for loan & lease losses	(5,098)			(5,345)
	$625,652			$615,492

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$188,365	$35	0.07%	$189,816	$62	0.13%
Savings	59,679	5	0.03%	57,915	9	0.06%
Time deposits	83,087	142	0.69%	88,116	137	0.62%
Other borrowings	14,286	39	1.10%	14,544	36	0.99%
Total interest bearing liabilities	345,417	221	0.26%	350,391	244	0.28%
Noninterest bearing demand deposits	190,646			170,792
Other liabilities	6,258			6,266
Total liabilities	542,321			527,449
Shareholders' equity	83,331			88,043
	$625,652			$615,492
Net interest income & margin		$5,122	3.64%		$5,142	3.69%

Six months ended June 30,	2016			2015
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$281,143	$6,807	4.87%	$263,161	$6,596	5.05%
Tax-exempt loans and leases	16,621	462	5.59%	6,637	167	5.07%
Taxable investment securities	245,310	2,993	2.45%	259,312	3,073	2.39%
Tax-exempt investment securities	24,446	461	3.79%	26,314	509	3.90%
Corporate stock	72	14	39.10%	73	12	33.15%
Interest-bearing deposits in banks	992	3	0.61%	989	2	0.41%
Total earning assets	568,584	10,740	3.80%	556,486	10,359	3.75%
Cash & due from banks	28,108			21,746
Other assets	38,723			39,511
Allowance for loan & lease losses	(5,051)			(5,325)
	$630,364			$612,418

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$188,463	$75	0.08%	$195,141	$131	0.14%
Savings	59,442	10	0.03%	58,405	17	0.06%
Time deposits	83,449	281	0.68%	87,907	274	0.63%
Other borrowings	19,327	89	0.93%	12,765	70	1.11%
Total interest bearing liabilities	350,681	455	0.26%	354,218	492	0.28%
Noninterest bearing demand deposits	188,791			163,635
Other liabilities	6,362			6,403
Total liabilities	545,834			524,256
Shareholders' equity	84,530			88,162
	$630,364			$612,418
Net interest income & margin		$10,285	3.64%		$9,867	3.58%

Investor and Media Contact:
Mitchell A. Derenzo
Chief Financial Officer
American River Bankshares
(916) 231-6723